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                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 3)*

                                   GALAGEN, INC.
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                                  (NAME OF ISSUER)


                            COMMON STOCK, $.01 PAR VALUE
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                           (TITLE OF CLASS OF SECURITIES)


                                COMMON STOCK: 362913
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                                   (CUSIP NUMBER)


                                December 31, 1999
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)


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     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING
PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

     THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

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CUSIP NO. 362913                    13G                              PAGE 2 0F 5


 1.  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Chiron Corporation, I.R.S. Identification No. 94-2754624
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 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  / /
                                                                     (b)  / /
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 3.  SEC USE ONLY

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 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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    NUMBER OF       5.  SOLE VOTING POWER
      SHARES
   BENEFICIALLY         Reporting person has voting and dispositive power over
  OWNED BY EACH         85,717 shares of Common Stock.
    REPORTING
      PERSON
       WITH
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                    6.  SHARED VOTING POWER

                        -0-
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                    7.  SOLE DISPOSITIVE POWER

                        Reporting person has voting and dispositive power over 85,717 shares of Common Stock.
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                    8.  SHARED DISPOSITIVE POWER

                        -0-
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 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Reporting person has voting and dispositive power over 85,717 shares of Common Stock. (see Item 4)
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 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   / /

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 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Common Stock:  0.82%
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 12. TYPE OF REPORTING PERSON*

     CO
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                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 362913                    13G                              PAGE 3 0F 5


ITEM 1(a).  NAME OF ISSUER:

     Galagen, Inc.

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ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     4001 Lexington Avenue North, Arden Hills, Minnesota  55126

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ITEM 2(a).   NAME OF PERSON FILING:

     Chiron Corporation

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ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     4560 Horton Street, Emeryville, CA  94608

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ITEM 2(c).  CITIZENSHIP:

     Delaware

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ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

     Common Stock, $.01 Par Value

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ITEM 2(e).  CUSIP NUMBER:


     Common Stock:  362913

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ITEM 3.

     Not applicable

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CUSIP NO. 362913                    13G                              PAGE 4 0F 5


ITEM 4.  OWNERSHIP.

     (a)  Amount Beneficially Owned:

              Common Stock: 85,717 shares

     (b)  Percent of Class:

              Common Stock:  0.82%

     (c)  Number of shares as to which such person has:

                    (i)    Sole power to vote or to direct the vote:

                                85,717 shares of Common Stock.

                    (ii)   Shared power to vote or to direct the vote:

                                None

                    (iii) Sole power to dispose or to direct the disposition of:

                                85,717 shares of Common Stock.

                    (iv) Shared power to dispose or to direct the disposition of:

                                None

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CUSIP NO. 362913                 13G                             PAGE 5 OF 5


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

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ITEM 10.  CERTIFICATION.

     Not applicable

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                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   CHIRON CORPORATION


Date: February 7, 2000             By:       /s/ William G. Green
                                        -----------------------------------
                                             Signature


                                             /s/ William G. Green


                                   William G. Green, Senior Vice President,
                                   Secretary and General Counsel
                                   ----------------------------------------
                                             Name/Title